FULLER, TUBB, POMEROY & STOKES
 PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
201 ROBERT S. KERR AVENUE, SUITE 1000
OKLAHOMA CITY, OK 73102
G. M. FULLER (1920-1999)                                                                                                                                                        TELEPHONE 405-235-2575
JERRY TUBB                                                                                                                                                                                FACSIMILE 405-232-8384
DAVID POMEROY
TERRY STOKES
_____

OF COUNSEL:
MICHAEL A. BICKFORD
THOMAS J. KENAN
ROLAND TAGUE
DAN M. PETERS

November 4, 2004

T.E. King III, President
The KingThomason Group, Inc.
2600 Old Crow Canyon Road, #201
San Ramon, CA 94583

Re:	The KingThomason Group, Inc.

Dear Mr. King:

The undersigned is named in the Form SB-2 Registration Statement of The KingThomason Group, Inc. (the "Company"), a Nevada corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with a secondary offering of 10,204,013 shares of common stock being offered by certain selling security holders. The capacity in which the undersigned is named in such SB-2 Registration Statement is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.

The undersigned hereby consents to being named in such SB-2 Registration Statement in the capacity therein described.

Sincerely,

/s/ Thomas J. Kenan

Thomas J. Kenan

Exhibit 23.1